UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 10, 2006

Date of Report (Date of earliest
event reported)
ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington 98004
(Address of principal executive offices)	(Zip Code)
(425) 453-9400

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On February 10, 2006, Esterline Technologies Corporation, a Delaware corporation (the “Company”), entered into Amendment No. 4 to Credit Agreement (the “Fourth Amendment”) by and among the Company, various financial institutions (collectively, the “Lenders”) and Wachovia Bank, National Association (“Wachovia”), as Administrative Agent. The Fourth Amendment amends certain terms of the Credit Agreement (the “Credit Agreement”) dated as of June 11, 2003, as amended, by and between the Company, the financial institutions referred to therein and Wachovia, as Administrative and Collateral Agent.
     Among other things, the Fourth Amendment amends the Credit Agreement by including a $100 million term loan facility. In addition, under the Fourth Amendment, borrowings (i) under the term loan facility, (ii) up to $25 million under the $100 million revolving credit facility and (iii) pursuant to letters of credit up to the $50 million letter of credit sublimit may be in euros or British Pounds Sterling in addition to U.S. dollars. The Company may prepay (subject to customary breakfunding costs) in whole or in part, subject to certain minimum prepayment amounts, advances under the revolving credit facility, term loan facility or pursuant to a letter of credit denominated in foreign currencies upon four business days’ notice to the Administrative Agent.
     On February 10, 2006 the Company borrowed £57.0 million, or approximately $100 million, under the term loan facility. The Company expects to use the proceeds from the loan as working capital for its U.K. operations and to repay a portion of its outstanding borrowings under the revolving credit facility. The principal amount of the loan is payable quarterly commencing on March 31, 2007 through the termination date of November 14, 2010 according to a payment schedule pursuant to which 1.25% of the principal amount is paid in each quarter during 2007, 2.50% in each quarter during 2008, 5.00% in each quarter during 2009 and 16.25% in each quarter during 2010. Under the Fourth Amendment, the loan accrues interest at the one-month, two-month, three-month or six-month rate per annum, as selected at the option of the Company, based on the British Bankers Association Interest Settlement Rate for deposits in British Pounds Sterling plus an additional margin amount that ranges from 1.125% to 0.500% depending upon the Company’s leverage ratio. As of February 10, 2006, the initial interest rate on the term loan was 5.33%, which was determined applying the one-month British Pounds Sterling deposit rate and the Company’s leverage ratio as of February 10, 2006, and is payable on March 1, 2006. Thereafter, interest on the term loan will be payable monthly. In connection with the funding of the term loan, the Company entered into an interest rate swap agreement on the full principal amount and for the term of the loan pursuant to which the variable interest rate was exchanged for a fixed interest rate of 4.755% plus an additional margin amount determined under the Fourth Amendment depending on the Company’s leverage ratio.
     The Fourth Amendment also incorporates other definitional revisions. The Company and certain of its subsidiaries, which are guarantors, are obligated to repay all amounts (plus interest and expenses) borrowed under Fourth Amendment, including the advance under the term loan facility described above. In addition, the collateral granted by the Company to the Lenders pursuant to the Credit Agreement also secures the Company’s obligations under the Fourth Amendment.
     Other than the Credit Agreement and the amendments thereto, the Company does not have any material relationship with the Lenders, nor is the Company aware of any material relationship existing between any of its affiliates and the Lenders.
     The foregoing summary of the Fourth Amendment is qualified in its entirety by the terms of the Fourth Amendment, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit No.	Description

10.2	Amendment No. 4 to Credit Agreement dated as of February 10, 2006 by and among Esterline Technologies Corporation, the financial institutions identified therein and Wachovia Bank, National Association, as Administrative Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION
Dated: February 14, 2006	By:	/s/ Robert D. George
		Name:	Robert D. George
		Title:	Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.2	Amendment No. 4 to Credit Agreement dated as of February 10, 2006 by and among Esterline Technologies Corporation, the financial institutions identified therein and Wachovia Bank, National Association, as Administrative Agent.